Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
James Lucania
856-384-2480

CHECKPOINT SYSTEMS, INC. ANNOUNCES
THIRD QUARTER 2014 RESULTS

Company Reports Highest Gross Profit Margins in 10 Years
YTD Adjusted EBITDA +22% Despite Topline Headwinds
Company Reaffirms 2014 Earnings Guidance

THOROFARE, N.J., November 3, 2014 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the third quarter ended September 28, 2014.

Third Quarter GAAP Results

Net revenues from continuing operations in the third quarter of 2014 decreased 8.2%, to $160.6 million from $174.9 million in the third quarter of 2013. Foreign currency translation effects resulted in a $0.4 million or 0.2% decrease in net revenues. During the quarter, gross profit margins were 44.2% compared with 40.3% in the 2013 third quarter.

Selling, general, and administrative (SG&A) expenses in the third quarter of 2014 increased $4.1 million or 8.0% to $55.5 million from $51.4 million in the third quarter of 2013. The third quarter of 2014 included approximately $2.6 million ($1.7 million in SG&A) of additional cost reductions from the global restructuring initiatives.

Operating income in the third quarter of 2014 was $10.8 million, $2.8 million lower than $13.6 million in the same period last year.

Net loss from continuing operations in the third quarter of 2014 was $0.10 per diluted share versus income of $0.17 per diluted share in the same period last year.  The net loss in the third quarter of 2014 reflects an $11.6 million net non-cash charge related to certain tax valuation allowances.

Third Quarter Adjusted Non-GAAP Operating Income, EBITDA and Earnings per Share

Adjusted Non-GAAP operating income from continuing operations was $11.5 million in the third quarter of 2014, $3.3 million lower than $14.8 million in the same period last year. Adjusted EBITDA was $19.2 million in the third quarter of 2014, $3.4 million lower than $22.6 million in the third quarter of 2013. Adjusted Non-GAAP net earnings from continuing operations in the third quarter of 2014 was $0.22 per diluted share compared to $0.22 per diluted share in the same period last year. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

Checkpoint Systems' President and Chief Executive Officer, George Babich, said, "I am pleased with our third quarter performance as we continue to execute our three-year plan. Process improvement and margin enhancement initiatives continue to deliver exceptional results. Gross profit margins in the third quarter increased nearly 400 basis points over the same period last year, and have increased nearly 400 basis points year to date. Gross profit margins were again higher across nearly all product lines, driven by continued manufacturing cost reductions, the benefits of Project LEAN and manufacturing and supply chain efficiencies. Gross margins were also favorably impacted by the mix of revenues toward EAS consumables, reflecting the recurring portion of our recent market share gains.”  Mr. Babich added, “Retailers continue to be cautious with their in-store capital investments, resulting in delays of some previously planned project launches. Despite these headwinds, we remain on track to achieve our EBITDA and earnings estimates for 2014. We remain confident in the growth trajectory of our RFID businesses and will continue to invest in growth opportunities for the future, both through organic R&D and SG&A investments as well as strategic acquisitions of adjacent products and solutions.”

Jeff Richard, Executive Vice President and Chief Financial Officer, said, "Checkpoint has delivered $14.5 million of free cash flow in the third quarter and $29.1 million year to date versus 2013 free cash flow burn of $23.8 million in the third quarter and $10.2 million for the first nine months, respectively. Our balance sheet remains at its strongest level in several years, with cash exceeding total debt by $56.2 million. Modest increases in SG&A and the uptick in our capital expenditures during the quarter reflect the initial investments in future growth opportunities."

Global Restructuring

Global restructuring initiatives lowered costs in the third quarter of 2014 by an additional $2.6 million when compared with reductions achieved in the third quarter of 2013, with $1.7 million of the additional reductions attributable to SG&A.

Additional Cost Savings / Margin Enhancements

The Company will continue to develop additional cost savings and margin enhancement initiatives over and above those in the global restructuring initiatives. The value of these opportunities currently is expected to be $12 million to $15 million by the end of 2014, with an annualized benefit of $15 million to $20 million. During the third quarter of 2014 and as part of these additional cost savings, the Profit Enhancement Plan, a restructuring plan focusing on increasing profitability through strategic headcount reductions and streamlining manufacturing processes, was initiated, with annual savings related to current projects expected to approximate $2 million by the end of the third quarter of 2015.

Selected Discussion and Analysis of Third Quarter 2014 Results

•	Net revenues decreased 8.2% to $160.6 million compared with $174.9 million for the third quarter of 2013, due to an organic decrease of 8.0% and foreign currency effects of 0.2%.
◦
Merchandise Availability Solutions (MAS) revenues decreased 8.6% to $107.5 million versus the third quarter of 2013, principally driven by a decline in Alpha® sales volumes and a reduction in RFID installation revenue, reflecting the sunset of a North American chain-wide project which occurred in the third quarter 2013.

◦
Apparel Labeling Solutions (ALS) revenues decreased 8.8% to $41.4 million, reflecting a decrease in the legacy labeling business and reflecting the difficult year-over-year comparison with the initial tag-up of a chain-wide RFID project in North America.

◦	Retail Merchandising Solutions (RMS) revenues decreased 1.2% to $11.7 million, reflecting continuing industry and economic headwinds in Europe.

•	Gross profit margin was 44.2% compared with 40.3% for the third quarter of 2013.
◦
MAS gross profit margin was 48.6% compared with 44.2% in the third quarter of 2013. The increase was principally due to manufacturing cost savings, margin enhancement initiatives, and a favorable mix of sales toward higher margin products, partially offset by under-absorbed professional services.

◦	ALS gross profit margin was 34.4% compared with 32.4% in the third quarter of 2013. The increase was principally due to Project LEAN initiatives and improved manufacturing efficiencies.
◦	RMS gross profit margin was 38.6% compared with 32.2% in the third quarter of 2013. The increase was primarily due to margin improvement initiatives and better overhead absorption.

•
SG&A expenses were $55.5 million compared with $51.4 million in the third quarter of 2013. The increase is due to higher employee related expenses in 2014 primarily driven by a favorable performance incentive accrual adjustment in 2013 as well as management consulting costs incurred in 2014 without comparable expense in 2013. Cost reductions totaling approximately $1.7 million from the expanded Global Restructuring Plan, including Project LEAN, as well as a continuous focus on streamlining SG&A helped minimize the increase in SG&A.

•	Operating income was $10.8 million compared with $13.6 million in the third quarter of 2013.

•	Non-GAAP operating income was $11.5 million compared with $14.8 million in the third quarter of 2013. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Restructuring expense was $0.5 million resulting from the initiation of the new Profit Enhancement Plan offset by the wind-down of the Global Restructuring Plan, including Project LEAN. Total restructuring expense since the inception of the Global Restructuring Plan totals $79.6 million ($15.7 million non-cash).

•	EBITDA was $19.2 million, compared with $22.6 million in the third quarter of 2013. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•	Cash flow provided by operating activities was $20.6 million compared with $(21.2) million in the third quarter of 2013. Capital expenditures were $6.1 million in the third quarter of 2014.

Outlook for 2014

Based on an assessment of market conditions, current customers' orders and commitments, and assuming continuation of current foreign exchange rates, Checkpoint is adjusting certain components of its guidance for 2014. As previously noted, this guidance does not include the impact of acquisitions, divestitures, restructuring and one-time or unusual charges resulting from debt refinancing, litigation fees or settlements, certain tax reserves and gains or losses generated by non-routine operating matters which we may record during the year.

Projected income taxes for the year can be impacted by changes in the mix of pre-tax income and losses in the countries in which we operate, which can also impact earnings per share. The valuation allowance on U.S. deferred tax assets results in a GAAP tax rate on U.S. pre-tax income or losses of essentially 0%. If the mix of income or losses shifts from the U.S. to a country where the income tax rate is in the normal range, that in some cases approaches 30%, this can have a significant impact on the amount of reported income tax expense when compared with the projections that are the basis of our outlook.

•	Net revenues are expected to be in the range of $640 million to $665 million, compared with previous guidance of $675 million to $715 million.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $0.65 to $0.75, which is unchanged from previous guidance.

•	EBITDA is expected to be in the range of $70 million to $80 million, which is unchanged from previous guidance.

Checkpoint Systems will host a conference call today, November 3, 2014, at 5:00 p.m. Eastern Time, to discuss its third quarter 2014 results. The call will be simultaneously broadcast live over the Internet.  Listeners may access a webcast of the call at http://ir.checkpointsystems.com.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in merchandise availability solutions for the retail industry, encompassing loss prevention and merchandise visibility. Checkpoint provides end-to-end solutions enabling retailers to achieve accurate real-time inventory, accelerate the replenishment cycle, prevent out-of-stocks and reduce theft, thus improving merchandise availability and the shopper’s experience. Checkpoint's solutions are built upon 45 years of radio frequency technology expertise, innovative high-theft and loss-prevention solutions, market-leading RFID hardware, software, and comprehensive labeling capabilities, to brand, secure and track merchandise from source to shelf. Checkpoint's customers benefit from increased sales and profits by implementing merchandise availability solutions, to ensure the right merchandise is available at the right place and time when consumers are ready to buy.
For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,”“anticipate,”“intend,”“plan,”“believe,”“seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: the impact upon operations of accounting policies review and improvement; the impact on our financial results and stock price as a result of our restatement of our previously-issued financial statements; the impact upon operations of legal and compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities, or circumvention of internal controls; our ability to successfully implement our strategic plan; the impact of our working capital improvement initiatives; our ability to manage growth effectively including our ability to integrate acquisitions and to achieve our financial and operational goals for our acquisitions; our ability to manage risks associated with business divestitures; changes in economic or international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; our ability to comply with covenants and other requirements of our debt agreements; changes in regulations or standards applicable to our products; our ability to successfully implement global cost reductions in operating expenses including, field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; risks generally associated with information systems upgrades and our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Balance Sheets
(amounts in thousands)
(unaudited)

	September 28, 2014	December 29, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$141,509	$121,573
Accounts receivable, net of allowance of $10,525 and $12,404	127,900	167,864
Inventories	99,544	83,521
Other current assets	24,281	29,119
Deferred income taxes	7,422	9,108
Total Current Assets	400,656	411,185
REVENUE EQUIPMENT ON OPERATING LEASE, net	1,079	1,267
PROPERTY, PLANT, AND EQUIPMENT, net	75,018	75,067
GOODWILL	177,756	185,864
OTHER INTANGIBLES, net	69,042	78,166
DEFERRED INCOME TAXES	25,890	38,131
OTHER ASSETS	8,135	9,813
TOTAL ASSETS	$757,576	$799,493
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term borrowings and current portion of long-term debt	$170	$435
Accounts payable	56,376	67,203
Accrued compensation and related taxes	25,256	24,341
Other accrued expenses	37,464	41,580
Income taxes	—	2,439
Unearned revenues	8,415	9,011
Restructuring reserve	4,177	8,175
Accrued pensions — current	4,624	5,013
Other current liabilities	17,096	19,536
Total Current Liabilities	153,578	177,733
LONG-TERM DEBT, LESS CURRENT MATURITIES	85,130	91,187
FINANCING LIABILITY	33,923	35,068
ACCRUED PENSIONS	91,829	99,677
OTHER LONG-TERM LIABILITIES	30,999	36,436
DEFERRED INCOME TAXES	13,918	13,067
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 500,000 shares authorized, none issued	—	—
Common stock, par value $.10 per share, 100,000,000 shares authorized, issued 45,777,029 and 45,484,524 shares	4,578	4,548
Additional capital	439,654	434,336
Accumulated deficit	(17,634)	(23,284)
Common stock in treasury, at cost, 4,035,912 and 4,035,912 shares	(71,520)	(71,520)
Accumulated other comprehensive income, net of tax	(6,879)	2,245
TOTAL STOCKHOLDERS' EQUITY	348,199	346,325
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$757,576	$799,493

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter		Nine months
	(13 weeks) Ended		(39 weeks) Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
		(As Restated)		(As Restated)
Net revenues	$160,595	$174,888	$478,926	$495,351
Cost of revenues	89,630	104,356	273,168	301,662
Gross profit	70,965	70,532	205,758	193,689
Selling, general, and administrative expenses	55,480	51,392	165,195	164,132
Research and development	3,971	4,369	11,663	13,689
Restructuring expenses	459	937	2,692	4,582
Litigation settlement	—	—	—	(6,584)
Acquisition costs	291	253	291	694
Other operating income	—	—	—	(578)
Operating income	10,764	13,581	25,917	17,754
Interest income	323	294	875	1,098
Interest expense	1,062	2,976	3,517	8,870
Other gain (loss), net	10	(1,002)	(518)	(3,513)
Earnings from continuing operations before income taxes	10,035	9,897	22,757	6,469
Income taxes expense	14,110	2,665	17,107	3,265
Net (loss) earnings from continuing operations	(4,075)	7,232	5,650	3,204
Loss from discontinued operations, net of tax (benefit) expense of $0, $0, $0 and $68	—	(100)	—	(16,985)
Net (loss) earnings	(4,075)	7,132	5,650	(13,781)
Less: income attributable to non-controlling interests	—	—	—	1
Net (loss) earnings attributable to Checkpoint Systems, Inc.	$(4,075)	$7,132	$5,650	$(13,782)

Basic (loss) earnings attributable to Checkpoint Systems, Inc. per share:
(Loss) earnings from continuing operations	$(0.10)	$0.17	$0.13	$0.08
Loss from discontinued operations, net of tax	—	—	—	(0.41)
Basic (loss) earnings attributable to Checkpoint Systems, Inc. per share	$(0.10)	$0.17	$0.13	$(0.33)
Diluted (loss) earnings attributable to Checkpoint Systems, Inc. per share:
(Loss) earnings from continuing operations	$(0.10)	$0.17	$0.13	$0.08
Loss from discontinued operations, net of tax	—	—	—	(0.41)
Diluted (loss) earnings attributable to Checkpoint Systems, Inc. per share	$(0.10)	$0.17	$0.13	$(0.33)

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement presentation of our financial results that are prepared in accordance with GAAP. We use the Non-GAAP measures presented to evaluate and manage our operations internally. We are also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow us.

We use Adjusted EBITDA in assessing our performance in addition to net earnings determined in accordance with GAAP. We believe this Non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of our business and helps our investors better compare our operating performance with the operating performance of our competitors. We define Adjusted EBITDA as operating income (loss) from continuing operations plus Non-GAAP adjustments, plus other gain (loss), net excluding foreign exchange gain (loss), plus depreciation and amortization expense, plus stock compensation expense. We reference this Non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, operating results or of cash flows from operating activities, as determined in accordance with GAAP. Our definition of Adjusted EBITDA may not be comparable to similarly titled measurements reported by other companies.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter		Nine months
	(13 weeks) Ended		(39 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Income :	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
		(As Restated)		(As Restated)
Net Revenues	$160,595	$174,888	$478,926	$495,351

GAAP operating income	10,764	13,581	25,917	17,754

Non-GAAP Adjustments:

Management transition expense	—	—	—	1,173
Restructuring expenses	459	937	2,692	4,582
Litigation settlement	—	—	—	(6,584)
Acquisition costs	291	253	291	694
Other income (a)	—	—	—	(248)
Adjusted Non-GAAP operating income	11,514	14,771	28,900	17,371
Other gain (loss), net (b)	47	90	(18)	131
Depreciation and amortization expense	6,222	6,428	18,712	20,094
Stock compensation expense	1,451	1,286	4,349	5,145
Adjusted EBITDA	$19,234	$22,575	$51,943	$42,741

GAAP operating margin	6.7%	7.8%	5.4%	3.6%
Adjusted Non-GAAP operating margin	7.2%	8.4%	6.0%	3.5%

(a) Represents the gain on sale of our interest in the non-strategic Sri Lanka subsidiary.

(b) Represents other gain (loss), net per the Consolidated Statement of Operations less foreign exchange gain (loss).

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter		Nine months
	(13 weeks) Ended		(39 weeks) Ended
Reconciliation of GAAP to Non-GAAP net (loss) earnings from continuing operations attributable to Checkpoint Systems, Inc.:	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
		(As Restated)		(As Restated)
Net (loss) earnings from continuing operations attributable to Checkpoint Systems, Inc., as reported	$(4,075)	$7,232	$5,650	$3,203

Non-GAAP Adjustments:

Management transition expense, net of tax	—	—	—	1,173
Restructuring expenses, net of tax	967	844	2,636	3,747
Litigation settlement, net of tax	—	—	—	(6,584)
Acquisition costs, net of tax	291	253	291	694
Other operating income, net of tax (a)	—	—	—	(248)
Make-whole premium on debt, net of tax	—	463	—	1,168
Interest expense on financing liability, net of tax	391	366	1,180	1,075
Valuation allowance adjustments, net	11,628	—	11,628	298
Adjusted net earnings from continuing operations attributable to Checkpoint Systems, Inc.	$9,202	$9,158	$21,385	$4,526

Reported diluted shares	42,090	42,131	42,321	41,770
Adjusted diluted shares	42,398	42,131	42,321	41,770

Reported net (loss) earnings from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$(0.10)	$0.17	$0.13	$0.08
Adjusted net earnings from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$0.22	$0.22	$0.51	$0.11

(a) Represents the gain on sale of our interest in the non-strategic Sri Lanka subsidiary.